EXHIBIT 99.4
                                                                    ------------

                      BOSTON SCIENTIFIC SUBMITS IDE TO FDA
                       FOR ITS NEW EXPRESS CORONARY STENT

                   COMPANY EXPECTS FIRST HUMAN IMPLANT IN MAY

Natick, MA (April 11, 2001) - Boston Scientific Corporation (NYSE: BSX) today announced that it submitted an application to the U.S. Food and Drug Administration for an Investigational Device Exemption (IDE) of its internally developed Express coronary stent. Initiation of clinical trials in the United States could begin as early as next month.

Boston Scientific's clinical study plan, which is subject to FDA approval, is expected to enroll 450 patients at 25 sites throughout the U.S. It is designed to demonstrate the safety and efficacy of the device for use in elective coronary stenting and for the treatment of abrupt closure/threatened abrupt closure (AC/TAC).

The Express stent is the company's newest internally developed coronary stent, mounted on one of Boston Scientific's market-leading catheters. It is designed to provide outstanding performance by optimizing flexibility, deliverability and scaffolding characteristics.

"The submission of the IDE represents the achievement of a significant milestone in the development of Boston Scientific's coronary stent program," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "This achievement brings us a large step closer to being able to provide physicians with a new stent platform that is highly deliverable. Our teams working on this project deserve enormous credit for the impressive progress they have made in such a short period of time."

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The Company wishes to caution the reader that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks inherent in commercialization of emerging technologies, physician acceptance of new products, competitive offerings and other factors described in the Company's filings with the Securities and Exchange Commission.


                                 CONTACT:    Milan Kofol 508-650-8569
                                             Investor Relations
                                             Boston Scientific Corporation

                                             Paul Donovan 508-650-8541
                                             Media Relations
                                             Boston Scientific Corporation